Exhibit 2.1
Joint Venture Agreement                                            Confidential

                             Joint Venture Agreement
                            for the Establishment of
               Weihai Gaoxin Daewoo Electronic Components Co. Ltd.

                                Table of Contents

Chapter 1             General Provisions
Chapter 2             Parties of the Joint Venture
Chapter 3             Establishment of the Joint Venture Company
Chapter 4             Purpose, Scope and Scale of Production and Business
Chapter 5             Total Amount of Investment and Registered Capital
Chapter 6             Responsibilities of Each Party
Chapter 7             Technology Transfer
Chapter 8             Selling of Products
Chapter 9             The Board of Directors
Chapter 10            Business Management Office
Chapter 11            Purchase of Equipment
Chapter 12            Labor Management
Chapter 13            Taxes, Finance and Auditing
Chapter 14            Duration of the Joint Venture
Chapter 15            Disposal of Assets after the Expiration of Joint
                      Venture
Chapter 16            Insurance
Chapter 17            Amendment, Alteration and Discharge of the Contract
Chapter 18            Liabilities for Breach of Contract
Chapter 19            Force Majeure
Chapter 20            Applicable Law
Chapter 21            Settlement of Dispute
Chapter 22            Language
Chapter 23            Effectiveness of the Contract, etc.

Chapter 1 - General Provisions

In accordance with the "Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" and other relevant Chinese laws and regulations, Xianyang Pianzhuan Development Company Ltd., Asia Electronics Holding Co., and Daewoo Electronic Components Co. adhering to the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to set up a joint venture enterprise in Weihai, People's Republic of China. The contract thereunder is worked out.

Chapter 2 - Parties of the Joint Venture

Article I

Parties of this contract are as follows: Xianyang Pianzhuan Development Co. Ltd. (hereinafter referred to as Party A), registered in Xianyang City, Shaanxi Province of China, and its legal address is at 70 Weiyang Xi Road of Xianyang City, Shaanxi Province, PRC.

Legal Representative:
Name:          Du, Qing Song
Position:      Chairman & CEO
Nationality:   P.R. China

Asia Electronics Holding Co. (hereinafter referred to as Party B), registered in British Virgin Island. Its legal address is at One World Trade Center, Suite 4629, New York, NY 10048, USA.

Legal Representative:
Name:          Du, Qing Song
Position:      Chairman & CEO
Nationality:   China

Daewoo Electronics Co. (hereinafter referred to as Party C), registered in Korea. Its legal address is at 543 Tangjing Dong, Junpu City, Jingji Dao, Korea.

Legal Representative: Wang, Tong Yi
Position:             Director Representative
Nationality:          Korea

Chapter 3 -Establishment of the Joint Venture Company

Article 2

In accordance with the "Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" and other relevant Chinese laws and regulations, all three parties of the joint venture agree to set up a joint venture limited liability company (hereinafter referred to as the joint venture company).

Article 3

The name of the joint venture company is Weihai Gaoxin Daewoo Electronic Components Co. Ltd.

The Legal address of the joint venture company is at High Technology Industries Development Area, Weihai

Article 4

All activities of the joint venture company shall be governed by the laws, decrees and pertinent rules and regulations of the People's Republic of China.

Article 5

The organization form of the joint venture company is a limited liability company. Each party to the joint venture company is liable to the joint venture company within the limit of the capital subscribed by it. The profits, risks and losses of the joint venture company shall be shared by the parties in proportion to their contributions of the registered capital.

Chapter 4 - The Purpose, Scope and Scale of Production and
Business

Article 6

The purpose of the parties to the joint venture is in conformity with the wish of enhancing the economic corporation and technical exchanges, to improve the product quality, develop new products, and gain a competitive position in the world market in quality and price by adopting advanced and appropriate technology and scientific management methods, so as to raise economic results and ensure satisfactory economic benefits for each investor.

Article 7

The productive and business scope of the joint venture company is to produce deflection yoke products; provide maintenance service after the sales of the products; and study and develop new electronic products.

Article 8

After putting into production the capacity of the Joint Venture Company is 2.4 million deflection yokes of various types every year.

Chapter 5 - Total Amount of Investment, and Registered Capital

Article 9

The total amount of investment of the joint venture company is US$5,730,000.

Article 10

Investment capital contributed by the parties is US$3,500,000, which will be the registered capital of the joint venture company, all three parties will invest in the form of cash:

Party A contributes US$350,000, 10% of total capital;
Party B contributes US$2,800,000, 80% of total capital;
Party C contributes US$350,000, 10% of total capital;

Article 11

Parties A, B and C will contribute the following as their investment:

Party A contributes US$350,000
Party B contributes US$2,800,000
Party C contributes US$350,000

Article 12

Parties A, B and C will pay the joint venture company's registered capital in installments in proportion to their percentage of contributions. Each installment is settled as follows: amount payment for first installment: Party A US$350,000, Party B US$2,800,000, Party C US$350,000, sign contract, installments to be paid in full within one month after approvals from governments in respective countries.

Article 13

(1) In case any party to the joint venture intends to assign all or part of its investment subscribed to a fourth party, consent should be obtained from the other Parties to the joint venture, and approval must be obtained from the examination and approval authority.

(2) When one party to the joint venture intends to assign all or part of its investment, the other two parties have preemptive right. If any one of the two parties relinquishes the preemptive right, the other party will have the preemptive right.

Chapter 6 - Responsibilities of Each Party

Article 14

Party A, Party B and Party C shall be respectively responsible for the following matters:

Responsibilities of Party A:


Handling of applications for approval, registration, business license and other matters concerning the establishment of the joint venture company from relevant departments in charge in China;

Assisting the joint venture in purchasing or leasing equipment, materials, raw materials, articles for office use, means of transportation and communication facilities, etc.;

Assisting the joint venture in contacting and selling the fundamental facilities such as water, electricity, transportation, etc.;

Assisting  the  joint  venture  in  recruiting  Chinese  management   personnel,
technical personnel, workers and other personnel needed;

Assisting foreign workers and staff in applying for the entry visa, work license and processing their traveling matters;

Responsible for handling other matters entrusted by the joint venture.

Responsibilities of Party B and Party C:

Handling the matters entrusted by the joint venture company, such as selecting and purchasing machinery and equipment outside China, etc.;

Responsible for assuring the joint venture meets production quota within the limited production period.

Responsible for other matters entrusted by the joint venture.

Chapter 7 - Technology Transfer

Article 15

Parties A, B, and C agree that the joint venture will sign Technology Transfer Agreement with Party C or a third party, in order to meet the production goals listed in Chapter 4 of this agreement, which includes product design, craftsmanship, testing methods, materials, quality control, staff training, etc.

Article 16 Party C guarantees the following regarding technological transfer:

1. Party C guarantees that the DY provided to the joint venture (note: must specify product name) should have reliable and correct technology on design, production, craftsmanship, quality, that it meets the company's standard, and production quota.
2. Party C guarantees to transfer all the technology listed in this agreement and in the Technology Transfer Agreement to the joint venture, that it is the latest technology, all equipment are in excellent condition, and the quality is good.
3. Party C should attach an appendix on which it lists specifications and details of all technologies and technological services provided to the joint venture.
4. Blueprint, technological conditions and other detailed information are all part of the technology transfer, they are guaranteed to be handed over promptly.
5. During the technology transfer agreement period, Party C should provide joint venture company with any upgrades and changes in the technology, the fee will be calculated separately.
6. Party C will make sure that joint venture's technical staff fully adapt to the transferred technology during the period of technology transfer agreement.

Article 17

If Party C fail to provide technology according to this agreement and the Technological Transaction Agreement, or if any deceptive actions are discovered, Party C is responsible for compensating any of the joint venture's direct losses.

Article 18

Technology transfer fee is part of the whole project, and will be paid in full promptly.

Chapter 8 - Selling of Products

Article 19

The joint venture's product will be sold both in domestic and foreign markets, the export part should at least satisfy the joint venture's expense in foreign currency.

Article 20 The product can be sold to foreign markets through the following channels:

The joint venture directly sells to foreign markets. The joint venture signs selling contract with Chinese trading companies, who act as the distributor, or take full responsibility of selling the product. The joint venture entrusts Party B and Part C to market its product.

Article 21

The joint venture's products can be sold by China's other selling agencies, or can be sold by the joint venture directly.

Article 22

In order to provide maintenance service to the products sold both in China or abroad, the joint venture company may set up sales branches for maintenance service both in China or abroad subject to the approval of relevant Chinese department.

Article 23

The trademark of the joint venture's products is "Weihai Daewoo".

Chapter 9 - The Board of Directors

Article 24

The date of registration of the joint venture company shall be the date of the establishment of the board of directors of the joint venture company.

Article 25

The Board of Directors is composed of five directors, of which one shall be appointed by Party A, three shall be appointed by Party B, and one shall be appointed by Party C. When any one Party purchases stocks sold by other Parties, the number of directors should be reassigned according to the ratio of amount of capital. Chairman of the Board shall be appointed by Party B, and Deputy Chairman shall be appointed by Party A and Party C. The term of office for the directors and chairman is 4 years. Their term of office may be renewed if continuously appointed by the relevant Party.

Article 26

The highest authority of the joint venture company shall be the Board of Directors. It shall decide all major issues concerning the joint venture company. Unanimous approval shall be required before any decisions are made concerning major issues. As for other matters, approval by majority or a simple majority.

Article 27

The chairman of the board is the legal representative of the joint venture company. Should the chairman be unable to exercise his responsibilities for some reasons, he shall authorize the vice-chairman or any other director to represent the joint venture company temporarily.

Article 28

The board of directors shall convene at least once per annum. Temporary meetings shall be called by consent of over half of the total number of directors.

Chapter 10 - Business Management Office

Article 29

The joint venture company shall establish a management office which shall be responsible for its daily management. The management office shall have one general manager appointed by Party B; two assistant managers, one appointed by Party A and one by Party C. The general manager and the assistant managers, whose terms of office are 4 years, should be hired by the board of directors. The controller, deputy controller and chief engineer will be hired by the general manager.

Article 30

The responsibility of the general manager is to carry out the decisions of the Board meeting and organize and conduct the daily management of the joint venture company. The assistant managers shall assist the general manger in his/her daily work.

Several department managers may be appointed by the management office, respectively, handle the matters handed over by the general manager, and shall be responsible to them.

Article 31

In case of graft or serious dereliction of duty on the part of the general manager and assistant manager, the Board of Directors shall have the power to dismiss them at any time.

Chapter 11 - Purchase of Equipment

Article 32

In purchase of raw materials, fuel, parts, means of transportation and articles for office use, etc., if conditions are comparable, the joint venture company shall give first priority to purchase in China.

Article 33

In case of the joint venture company entrusts Party C to purchase equipment in overseas markets, Party B shall be invited to send its people to take part in the purchasing.

Chapter 12 - Labor Management

Article 34

The labor contracts shall, after being signed, be filed with the local labor management department.

Article 35

The appointment, salaries, social insurance, welfare and the standard of traveling expenses, etc. of high-ranking administrative personnel recommended by Party A, B, C, shall be decided at the meeting of the Board of Directors.

Chapter 13 - Taxes, Finance and Audit

Article 36

The joint venture company shall pay taxes in accordance with the stipulations of Chinese laws and relevant regulations.

Article 37

Staff members and workers of the joint venture company shall pay personal income tax according to the "Individual Income Tax Law of the People's Republic of China."

Article 38

Allocations for reserve funds, expansion funds of the joint venture company and welfare funds and bonuses for staff and workers shall be set aside in accordance with the stipulations in the "Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment." The annual proportion of allocations shall be decided by the Board of Directors according to the business situations of the joint venture company.

Article 39

The first fiscal year of the joint venture shall start from the day of its establishment and end on Dec. 31 of the same year. In later years, the fiscal year shall be from January 1 to December

31. All vouchers, receipts, statistical statements and reports, account books shall be written in Chinese.

Article 40

Financial Auditing of the Joint Venture Company shall be conducted by an auditor registered in China and reports shall be submitted to the Board of Directors and the CEO. If Party B or Party C deem it necessary to hire an auditor to examine the annual financial situation, Party A should agree. The expenses should be paid by Party B or Party C.

Article 41

In the first three months of each fiscal year, the general manager shall prepare the previous year's balance sheet, profit and loss statement and proposal regarding the disposal of profits, and submit them to the Board of Directors for examination and approval.

Chapter 14 - Duration of the Joint Venture

Article 42

The duration of the Joint Venture Company is twenty years. The establishment of the joint venture company shall start from the date on which the business license of the joint venture company is issued.

An application for the extension of the duration, proposed by one party and unanimously approved by the board of directors, shall be submitted to the Ministry of Foreign Economic Relations and Trade six months prior to the expiration date of the joint venture.

Chapter 15 - Disposal of Assets After the Expiration of the
Duration

Article 43

Upon the expiration of the duration or termination before the date of expiration of the joint venture, liquidation shall be carried out according to the relevant law. The liquidated assets shall be distributed in accordance with the proportion of investment contributed by Party A, Party B and Party C.

Chapter 16 - Insurance

Article 44

Insurance policies of the joint venture company on various kinds of risks shall be underwritten with the Chinese People's

Insurance Company. The types, the value and duration of these insurance shall be decided by the board of directors in accordance with the stipulations of the People's Insurance Company of China.

Chapter 17 - Amendment, Alteration and Discharge of the Contract

Article 45

The amendment of the contract or other appendices shall come into force only after a written agreement signed by Party A, Party B and Party C, approved by the original authority of approval.

Article 46

In case of inability to fulfill the contract or to continue operation due to heavy losses in successive years as a result of force majeure, the duration of the joint venture and the contract shall be terminated before the time of expiration after unanimously agreed upon by the board of directors and approved by the original authority of approval.

Article 47

Should the joint venture company be unable to continue its operations or achieve the business purpose stipulated in the contract due to the fact that one of the contracting parties fails to fulfill the obligations prescribed by the contract and articles of association, or seriously violates the stipulations of the contract and articles of association, that party shall be deemed as unilaterally terminating the contract. The other parties shall have the right to terminate the contract in accordance with the provisions of the contract after approval by the original examination and approval authority as well as to claim damages. In case Party A, Party B and Party C of the joint venture company agree to continue the operation, the party who fails to fulfill the obligations shall be liable to the economic losses thus caused to the joint venture company.

Chapter 18 - Liabilities for Breach of Contract

Article 48

Should either Party A, Party B or Party C fail to pay on schedule the contributions in accordance with the provisions defined in Chapter 5 of this contract, the breaching party shall pay to the other parties 2% of the contribution starting from the first month after exceeding the time limit. Should the breaching party fail to pay after three months, 6% of the contribution shall be paid to the other parties, which shall have the right to terminate the contract and to claim damages to the breaching party in accordance with the stipulations in article 47 of the contract.

Article 49

Should all or part of the contract and its appendices be unable to be fulfilled owing to the fault of one party, the breaching party or parties shall bear the responsibilities thus caused. Should it be the fault of all three parties, they shall bear their respective responsibilities according to actual situations.

Article 50

In order to assure the execution of this agreement and its attachment, Parties A, B, and C should all provide guarantee notes from the bank.

Chapter 19 - Force Majeure

Article 51

Should either of the parties to the contract be prevented from executing the contract by force majeure, such as earthquake, typhoon, flood, fire, war or other unforeseen events, and their happening and consequences are inevitable and unavoidable, the affected party shall notify the other parties by cable without delay, and within 15 days thereafter provide the detailed information of the events and a valid document for evidence issued by the relevant public notary organization for explaining of the reason of its inability to execute or delay the execution of all or part of the contract. All parties shall, through consultation, decide whether to terminate the contract or to exempt the party of obligations for implementation of the contract or whether to delay the execution of the contract according to the effects of the events on the performance of the contract.

Chapter 20 - Applicable Law

Article 52

The formation of this contract, its validity, interpretation, execution shall be governed by the related laws of the People's Republic of China.

Chapter 21 - Settlement of Dispute

Article 53

Any disputes arising from the execution of, or in connection with the contract shall be settled through friendly consultations between all three parties. In case no settlement can be reached through consultations, the disputes shall be submitted to the

Foreign Economic and Trade Arbitration Commission of the China Council for the Promotion of International Trade for arbitration in accordance with its rules of procedures. The arbitrary award is final and binding upon all three parties.

Article 54

During the arbitration, the contract shall be executed in continuance by all parties except for matters in dispute.

Chapter 22 - Language

Article 55

The contract shall be written in Chinese.

Chapter 23 - Effectiveness of the Contract Etc.

Article 56

This Contract and its appendixes are to be ratified by the Ministry of Foreign Economic Relations and Trade (or institute entrusted by it), and shall come into force from the day of ratification.

Article 57

Should notices in connection with any party's rights and obligations be sent by either Party A, Party B or Party C by telegram or telex, etc., the written letter notices shall also be required afterwards. The legal addresses of Party A, Party B and Party C listed in this contract shall be the mailing addresses.

Article 58

The contract is signed in Beijing, China by the authorized representatives of all three parties on August 29, 1998.

Xianyang Pianzhuan Development Co., Ltd.    Representative:

Asia Electronics Holding Co.                Representative:

Daewoo Electronic Components Co., Ltd.      Representative:

                                            August 29, 1997